Exhibit 99.1


                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                  Contacts:
New York, N.Y. 10022                                        ---------
                                                            James N. Fernandez
                                                            (212)230-5315
                                                            Mark L. Aaron
                                                            (212)230-5301


                  TIFFANY ANNOUNCES CHANGE IN DIVIDEND POLICY:
                  --------------------------------------------
                    QUARTERLY PAYMENT TO INCREASE 18 PERCENT;
                    -----------------------------------------
                      COMPANY WILL RESUME SHARE REPURCHASES
                      -------------------------------------

New York, January 21, 2010 - The Board of Directors of Tiffany & Co. (NYSE: TIF) today approved a change in the Company's dividend policy whereby the regular quarterly dividend rate will be increased, effective with the next payment in April, to 20 cents per share on its Common Stock from the current 17 cents per share, an increase of 18%.

The Company also announced that it will resume repurchasing its shares of Common Stock on the open market. Repurchases have been suspended since the third quarter of 2008. There remains $402 million available for repurchases under a currently authorized program that expires in January 2011.

Michael J. Kowalski, chairman and chief executive officer, said "Last week, we were pleased to report a better-than-expected 17% increase in Holiday sales and we raised our outlook for 2009 earnings. Both of these actions today reflect
Tiffany's strong balance sheet liquidity, as well as the Board's confidence in our long-term ability to generate solid growth in earnings and cash flow."

Company Description Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.



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